Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter and Full Year 2024 Results

SCOTTSDALE, Ariz., Feb. 12, 2025—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the fourth quarter and full year ended December 31, 2024. Reported fourth quarter net income was $242 million, or $2.30 per diluted share, while adjusted net income was $278 million, or $2.64 per diluted share. For the full year 2024, reported net income was $883 million, or $8.27 per diluted share, while adjusted net income was $931 million, or $8.72 per diluted share.

Fourth quarter 2024 highlights:

•	Net sales orders increased 11% year over year to 2,621

•	Monthly absorption pace of 2.6, up from 2.4 a year ago

•	Ending outlets of 339, up 4% from a year ago

•	Home closings revenue of $2.2 billion, up 12% year over year

•	3,571 closings, up 12% year over year, at an average price of $608,000

•	Home closings gross margin of 24.8% and adjusted home closings gross margin of 24.9%

•	86,153 homebuilding lots owned and controlled

•	57% controlled off balance sheet, up from 53% a year ago

Full year 2024 highlights:

•	Home closings revenue of $7.8 billion, up 8% year over year

•	12,896 home closings, up 12% year over year, at an average price of $601,000

•	Home closings gross margin of 24.4% and adjusted home closings gross margin of 24.5%

•	Total homebuilding land spend of $2.4 billion, of which 43% was development related

•	Repurchased 5.6 million common shares for $348 million

•	Homebuilding debt-to-capitalization of 24.9% on a gross basis and 20.0% net of unrestricted cash

•	Total liquidity of $1.4 billion

“I am proud to share the strong results of our fourth quarter, which I believe once again distinguished our team’s execution and the merits of our diversified consumer and geographic strategy. With strong closings growth, higher margins and cost discipline, we produced a nearly-30% year-over-year increase in our adjusted earnings per diluted share and a 14% year-over-year increase in our book value per share to $56,” said Sheryl Palmer, Taylor Morrison CEO and Chairman.

Palmer continued, “This quarter’s results capped off another milestone year for our organization, in which we met or exceeded each of the long-term goals we laid out in early 2024. This included 12% closings growth, which was well ahead of the 4% increase contemplated in our initial guidance heading into the year and our 10% average growth target. Along with this stronger volume, our adjusted gross margin of 24.5% was up 50 basis points year over year and more than 100 basis points better than our initial expectation. Our annualized sales pace of 3.0 for the year also met our targeted range despite the challenging environment. Combined with nearly $350 million in share repurchases, our return on equity improved to approximately 16%. We are committed to strategies that support sustainable mid-to-high teen returns on equity going forward, from our increasingly asset-lighter balance sheet and land investments to our substantial share repurchase activity and operational efficiencies.”

“By meeting the needs of well-qualified homebuyers with appropriate product offerings in prime community locations, we continue to benefit from healthy demand and pricing resiliency across our portfolio. While 2025 promises to bring new challenges and it is early in the year, we are confident that our long-standing emphasis on capital-efficient growth will yield another year of strong performance. At this time, we are forecasting growth in our total deliveries to between 13,500 to 14,000 homes at a home closings gross margin in the range of 23% to 24%, assuming current market conditions,” said Palmer.

Fourth Quarter Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 12% to $2.2 billion, driven by a 12% increase in closings to 3,571 homes and less-than-1% increase in average closing price to $608,000.

•

Fourth quarter home closings gross margin was 24.8% on a reported basis and 24.9% on an adjusted basis, which was up 70 and 80 basis points, respectively, from the reported gross margin of 24.1% in the year-ago quarter.

•	Net sales orders increased 11% to 2,621, driven by an 8% improvement in the monthly absorption pace to 2.6 per community and a 4% increase in ending community count to 339 outlets.

•	SG&A as a percentage of home closings revenue decreased 30 basis points to 9.4% from 9.7% a year ago.

•	Cancellations equaled 13.1% of gross orders, up from 11.6% a year ago.

•	Backlog at quarter end was 4,742 homes with a sales value of $3.2 billion. Backlog customer deposits averaged approximately $50,000 per home.

Land Portfolio

•	Homebuilding land acquisition and development investment totaled $590 million, up from $537 million a year ago. Development-related investment accounted for 50% of the total versus 42% a year ago.

•	Homebuilding lot supply was 86,153 homesites, of which 57% was controlled off balance sheet. This compared to total lots of 72,362 at the end of 2023, of which 53% was controlled.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.6 years of supply, of which 2.8 years was owned.

Financial Services

•	The mortgage capture rate was 89% in the fourth quarter, up from 86% a year ago.

•	Borrowers had an average credit score of 752 and average debt-to-income ratio of 39%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.4 billion, including $947 million of total capacity on the Company’s revolving credit facility, which was undrawn outside of normal letters of credit.

•	The gross homebuilding debt to capital ratio was 24.9%. Including $487 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 20.0%.

•

The Company repurchased 1.4 million shares for $90 million, bringing the full-year total to 5.6 million shares for $348 million. At quarter end, the remaining share repurchase authorization was $910 million.

Business Outlook

First Quarter 2025

•	Home closings are expected to be approximately 2,900

•	Average closing price is expected to be between $590,000 to $600,000

•	Home closings gross margin is expected to be in the high-23% range

•	Ending active community count is expected to be between 340 to 345

•	Effective tax rate is expected to be approximately 24%

•	Diluted share count is expected to be approximately 104 million

Full Year 2025

•	Home closings are expected to be between 13,500 to 14,000

•	Average closing price is expected to be between $590,000 to $600,000

•	Home closings gross margin is expected to be between 23% to 24%

•	Ending active community count is expected to be at least 355

•	SG&A as a percentage of home closings revenue is expected to be in the mid-9% range

•	Effective tax rate is expected to be between 24.5% to 25%

•	Diluted share count is expected to be approximately 102 million

•	Homebuilding land acquisition and development investment is expected to be around $2.6 billion

•	Share repurchases are expected to be in the range of $300 million to $350 million

Quarterly Financial Comparison

(Dollars in thousands)	Q4 2024	Q4 2023	Q4 2024 vs. Q4 2023
Total Revenue	$2,356,489	$2,019,865	16.7%
Home Closings Revenue	$2,169,703	$1,937,632	12.0%
Home Closings Gross Margin	$537,700	$466,980	15.1%
	24.8%	24.1%	70 bps increase
Adjusted Home Closings Gross Margin	$540,411	$466,980	15.7%
	24.9%	24.1%	80 bps increase
SG&A	$204,258	$188,212	8.5%
% of Home Closings Revenue	9.4%	9.7%	30 bps decrease

Annual Financial Comparison

(Dollars in thousands)	2024	2023	2024 vs. 2023
Total Revenue	$8,168,136	$7,417,831	10.1%
Home Closings Revenue	$7,755,219	$7,158,857	8.3%
Home Closings Gross Margin	$1,891,476	$1,707,456	10.8%
	24.4%	23.9%	50 bps increase
Adjusted Home Closings Gross Margin	$1,896,512	$1,719,247	10.3%
	24.5%	24.0%	50 bps increase
SG&A	$770,498	$698,707	10.3%
% of Home Closings Revenue	9.9%	9.8%	10 bps increase

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. To receive a unique passcode and dial-in information, please register here. The webcast will be recorded and available for replay on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the News & Events tab.

Upcoming Investor Day

As previously announced, Taylor Morrison will host its first-ever Investor Day on Thursday, March 6, 2025, in Sarasota, Florida. The event will feature presentations by Taylor Morrison’s executive leadership team on the Company’s long-term strategic vision and guest speaker Ali Wolf, Chief Economist at Zonda, on the state of the housing market. In-person attendees will also have the opportunity to join a tour of Taylor Morrison communities and experience its award-winning Esplanade resort lifestyle offerings.

A live webcast of the presentations and question-and-answer sessions will be available on the Investor Relations page of Taylor Morrison’s website at www.taylormorrison.com. Presentations are expected to begin at 12 p.m. ET and conclude at 3:30 p.m. ET. The webcast replay and presentation materials will be available on the Investor Relations webpage within 24 hours of the event.

In-person attendance is available for institutional investors and analysts only and requires advanced registration. Those interested in attending the event in-person are asked to register here.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016 to 2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Home closings revenue, net	$2,169,703	$1,937,632	$7,755,219	$7,158,857
Land closings revenue	33,138	29,532	81,417	60,971
Financial services revenue	53,930	43,204	199,459	160,312
Amenity and other revenue	99,718	9,497	132,041	37,691

Total revenue	2,356,489	2,019,865	8,168,136	7,417,831
Cost of home closings	1,632,003	1,470,652	5,863,743	5,451,401
Cost of land closings	22,694	24,598	73,609	55,218
Financial services expenses	28,039	23,372	108,592	93,990
Amenity and other expenses	109,743	9,139	137,980	34,149

Total cost of revenue	1,792,479	1,527,761	6,183,924	5,634,758
Gross margin	564,010	492,104	1,984,212	1,783,073
Sales, commissions and other marketing costs	121,822	113,543	456,092	418,134
General and administrative expenses	82,436	74,669	314,406	280,573
Net income from unconsolidated entities	(261)	(1,708)	(6,347)	(8,757)
Interest expense/(income), net	5,893	(564)	13,316	(12,577)
Other expense, net	46,790	80,884	50,627	87,567
Loss on extinguishment of debt, net	—	26	—	295

Income before income taxes	307,330	225,254	1,156,118	1,017,838
Income tax provision	63,307	52,092	269,548	248,097

Net income before allocation to non-controlling interests	244,023	173,162	886,570	769,741
Net income attributable to non-controlling interests	(1,570)	(577)	(3,261)	(812)

Net income	$242,453	$172,585	$883,309	$768,929

Earnings per common share:
Basic	$2.35	$1.61	$8.43	$7.09
Diluted	$2.30	$1.58	$8.27	$6.98
Weighted average number of shares of common stock:
Basic	103,189	107,227	104,813	108,424
Diluted	105,218	108,969	106,846	110,145

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$487,151	$798,568
Restricted cash	15	8,531

Total cash	487,166	807,099
Owned inventory	6,162,889	5,473,828
Consolidated real estate not owned	71,195	71,618

Total real estate inventory	6,234,084	5,545,446
Land deposits	299,668	203,217
Mortgage loans held for sale	207,936	193,344
Lease right of use assets	68,057	75,203
Prepaid expenses and other assets, net	370,642	290,925
Other receivables, net	217,703	184,518
Investments in unconsolidated entities	439,721	346,192
Deferred tax assets, net	76,248	67,825
Property and equipment, net	232,709	295,121
Goodwill	663,197	663,197

Total assets	$9,297,131	$8,672,087

Liabilities
Accounts payable	$270,266	$263,481
Accrued expenses and other liabilities	632,250	549,074
Lease liabilities	78,998	84,999
Income taxes payable	2,243	—
Customer deposits	239,151	326,087
Estimated development liabilities	4,365	27,440
Senior notes, net	1,470,454	1,468,695
Loans payable and other borrowings	475,569	394,943
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	174,460	153,464
Liabilities attributable to consolidated real estate not owned	71,195	71,618

Total liabilities	$3,418,951	$3,339,801
Stockholders’ equity
Total stockholders’ equity	5,878,180	5,332,286

Total liabilities and stockholders’ equity	$9,297,131	$8,672,087

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,432	1,252	14.4%	$835,590	$712,461	17.3%	$584	$569	2.6%
Central	924	767	20.5%	501,184	436,080	14.9%	542	$569	(4.7)%
West	1,215	1,171	3.8%	832,929	789,091	5.6%	686	$674	1.8%

Total	3,571	3,190	11.9%	$2,169,703	$1,937,632	12.0%	$608	$607	0.2%

	Twelve Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	4,922	4,480	9.9%	$2,826,628	$2,619,322	7.9%	$574	$585	(1.9%)
Central	3,552	3,143	13.0%	1,969,381	1,935,500	1.8%	554	616	(10.1%)
West	4,422	3,872	14.2%	2,959,210	2,604,035	13.6%	669	673	(0.6)%

Total	12,896	11,495	12.2%	$7,755,219	$7,158,857	8.3%	$601	$623	(3.5)%

Net Sales Orders:

	Three Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	993	902	10.1%	$532,647	$579,540	(8.1%)	$536	$643	(16.6%)
Central	784	602	30.2%	411,750	339,973	21.1%	525	565	(7.1)%
West	844	857	(1.5%)	587,451	565,747	3.8%	696	660	5.5%

Total	2,621	2,361	11.0%	$1,531,848	$1,485,260	3.1%	$584	$629	(7.2%)

	Twelve Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	4,588	3,968	15.6%	$2,537,245	$2,366,528	7.2%	$553	$596	(7.2)%
Central	3,250	2,725	19.3%	1,773,792	1,588,169	11.7%	546	583	(6.3)%
West	4,410	4,137	6.6%	2,991,700	2,784,803	7.4%	678	673	0.7%

Total	12,248	10,830	13.1%	$7,302,737	$6,739,500	8.4%	$596	$622	(4.2)%

Sales Order Backlog:

	As of December 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,737	2,071	(16.1)%	$1,190,884	$1,480,268	(19.5)%	$686	$715	(4.1%)
Central	1,098	1,299	(15.5)%	668,574	864,162	(22.6)%	609	665	(8.4)%
West	1,907	1,919	(0.6%)	1,332,690	1,300,200	2.5%	699	678	3.1%

Total	4,742	5,289	(10.3)%	$3,192,148	$3,644,630	(12.4)%	$673	$689	(2.3%)

Ending Active Selling Communities:

	As of		Change
	December 31, 2024	December 31, 2023
East	124	108	14.8%
Central	99	93	6.5%
West	116	126	(7.9%)

Total	339	327	3.7%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory and real estate impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory and real estate impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Net income	$242,453	$172,585	$883,309	$768,929
Legal reserves or settlements	17,392	64,665	23,682	64,665
Real estate impairment charges	20,530	—	29,637	11,791
Pre-acquisition abandonment charges	6,545	1,176	9,453	4,235
Loss on extinguishment of debt, net	—	26	—	295
Tax impact due to above non-GAAP reconciling items	(9,160)	(15,216)	(14,638)	(19,737)

Adjusted net income	$277,760	$223,236	$931,443	$830,178
Basic weighted average number of shares	103,189	107,227	104,813	108,424
Adjusted earnings per common share - Basic	$2.69	$2.08	$8.89	$7.66
Diluted weighted average number of shares	105,218	108,969	106,846	110,145
Adjusted earnings per common share - Diluted	$2.64	$2.05	$8.72	$7.54

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Income before income taxes	307,330	225,254	1,156,118	1,017,838
Legal reserves or settlements	17,392	64,665	23,682	64,665
Real estate impairment charges	20,530	—	29,637	11,791
Pre-acquisition abandonment charges	6,545	1,176	9,453	4,235
Loss on extinguishment of debt, net	—	26	—	295

Adjusted income before income taxes	$351,797	$291,121	$1,218,890	$1,098,824

Total revenue	$2,356,489	$2,019,865	$8,168,136	$7,417,831
Income before income taxes margin	13.0%	11.2%	14.2%	13.7%
Adjusted income before income taxes margin	14.9%	14.4%	14.9%	14.8%

Adjusted Home Closings Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Home closings revenue	$2,169,703	$1,937,632	$7,755,219	$7,158,857
Cost of home closings	1,632,003	1,470,652	5,863,743	5,451,401

Home closings gross margin	$537,700	$466,980	$1,891,476	$1,707,456
Inventory impairment charges	2,711	—	5,036	11,791

Adjusted home closings gross margin	$540,411	$466,980	$1,896,512	$1,719,247

Home closings gross margin as a percentage of home closings revenue	24.8%	24.1%	24.4%	23.9%
Adjusted home closings gross margin as a percentage of home closings revenue	24.9%	24.1%	24.5%	24.0%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net income before allocation to non-controlling interests	$244,023	$173,162	$886,570	$769,741
Interest expense/(income), net	5,893	(564)	13,316	(12,577)
Amortization of capitalized interest	32,207	37,491	114,199	134,870
Income tax provision	63,307	52,092	269,548	248,097
Depreciation and amortization	2,279	2,918	11,535	8,976

EBITDA	$347,709	$265,099	$1,295,168	$1,149,107
Legal reserves or settlements	17,392	64,665	23,682	64,665
Non-cash compensation expense	5,445	7,589	22,461	26,095
Real estate impairment charges	20,530	—	29,637	11,791
Pre-acquisition abandonment charges	6,545	1,176	9,453	4,235
Loss on extinguishment of debt, net	—	26	—	295

Adjusted EBITDA	$397,621	$338,555	$1,380,401	$1,256,188

Total revenue	$2,356,489	$2,019,865	$8,168,136	$7,417,831
Net income before allocation to non-controlling interests as a percentage of total revenue	10.4%	8.6%	10.9%	10.4%
EBITDA as a percentage of total revenue	14.8%	13.1%	15.9%	15.5%
Adjusted EBITDA as a percentage of total revenue	16.9%	16.8%	16.9%	16.9%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of December 31, 2024	As of September 30, 2024	As of December 31, 2023
Total debt	$2,120,483	$2,143,223	$2,017,102
Plus: unamortized debt issuance cost, net	6,616	7,056	8,375
Less: mortgage warehouse borrowings	(174,460)	(233,331)	(153,464)

Total homebuilding debt	$1,952,639	$1,916,948	$1,872,013
Total equity	5,878,180	5,723,462	5,332,286

Total capitalization	$7,830,819	$7,640,410	$7,204,299

Total homebuilding debt to capitalization ratio	24.9%	25.1%	26.0%

Total homebuilding debt	$1,952,639	$1,916,948	$1,872,013
Less: cash and cash equivalents	(487,151)	(256,447)	(798,568)

Net homebuilding debt	$1,465,488	$1,660,501	$1,073,445
Total equity	5,878,180	5,723,462	5,332,286

Total capitalization	$7,343,668	$7,383,963	$6,405,731

Net homebuilding debt to capitalization ratio	20.0%	22.5%	16.8%